Exhibit(d)(8)
The Cronos Group
5, rue Guillaume Kroll
L-1882 Luxembourg
May 31, 2006
Fortis Capital Corp.
Coolsingel 93/1
3000 As Rotterdam
The Netherlands
          Re: Confidentiality Agreement
Gentlemen:
          Fortis Capital Corp. (the “Company”), wishes to initiate discussions with The Cronos Group, a société anonyme holding organized and existing under the laws of Luxembourg (“Cronos”), for the purpose of evaluating a potential purchase of the assets or equity of Cronos (the “Proposed Transaction”). In connection with such evaluation and any resulting negotiations (all the foregoing, the “Negotiations”), information of a confidential nature may be disclosed by Cronos (the term “Cronos” including, for purposes of this Agreement, all of its directly and indirectly owned subsidiaries and other controlled affiliates of The Cronos Group, all of the limited partnerships managed by subsidiaries of Cronos (the “Cronos Partnerships”), and all of its and its directly and indirectly owned subsidiaries’, the Cronos Partnerships’ and Cronos’ other affiliates’ officers, employees, representatives and other agents) to the Company or to its Agents (as hereinafter defined). In consideration of Cronos’ providing such information to the Company and to its Agents and in order to protect Cronos’ interests therein, the Company and Cronos hereby agree as follows:
          1.     All information disclosed or transmitted by Cronos, whether verbally or in written, electronic, recorded or other form, to the Company or to any of its Agents hereunder or in connection with the Proposed Transaction, including, without limitation, all financial information, financial projections, budgets, marketing information, customer and supplier information, manufacturing and technical information and intellectual property, whether prior to, on, or after the date hereof, and whether or not in writing (collectively, the “Confidential Information”) shall be treated by the Company and its Agents as set forth in this Agreement. As used herein, the term “Confidential Information” shall also include (a) all analyses, records, compilations, studies, notes or other documents (whether in written, electronic, recorded or other form) prepared by the Company or its Agents which contain or otherwise reflect Confidential Information, and

Fortis Capital Corp.
May 31, 2006

(b) all information concerning the fact that Negotiations are taking, or have taken, place between the parties and the status and terms thereof, including the fact that this Agreement has been entered into.
          2.      All requests for Confidential Information made by the Company hereunder, and all communications initiated by the Company with respect to the Proposed Transaction, shall be directed to Cronos’ financial advisor, unless the Company is otherwise instructed, in writing (an email qualifies as a writing) by S. Nicholas Walker, Chair of the Transaction Committee (“Committee”) of the Board of Directors of Cronos, or his successor. The Company’s financial advisor is:

Raymond James & Associates, Inc.
880 Carillon Parkway
St. Petersburg, Florida 33716
Telephone: (727) 567-1000
Attention: J. Davenport Mosby, III
Senior Managing Director
Email: dav.mosby@raymondjames.com
The foregoing shall not apply to inquiries from the Company’s counsel, which shall be directed to Cronos’ counsel.
          3.      Without the prior written consent of the Committee, the Company, except as required by applicable law or regulation, shall keep confidential and shall not disclose any Confidential Information to any third person or entity (private or governmental) except to such of its or its affiliates’ officers, directors, employees, agents, advisors or other representatives, including, without limitation, accountants, attorneys, auditors, business consultants, financial advisors, and financing sources (all the foregoing, “Agents”) who the Company determines need to know the Confidential Information for the purposes contemplated by this Agreement, who are informed of the confidential nature of the Confidential Information and who agree to be bound by the restrictions of this Agreement. Further, the Company shall, and shall use reasonable efforts to cause its Agents to whom any Confidential Information is disclosed by the Company or by an Agent of the Company to, use the Confidential Information only for the purposes contemplated by this Agreement. Without limiting the foregoing, each party shall, and shall use reasonable efforts to cause its Agents to, not make any public disclosure concerning the subject matter of this Agreement, except as may be required under applicable law or regulation (including, without limitation, stock exchange or Nasdaq rule). The Company may disclose the existence of Negotiations and Confidential Information, to the extent necessary, to bank regulators and examiners without violating this Agreement.

Fortis Capital Corp.
May 31, 2006

          4.      This Agreement shall be inoperative as to any Confidential Information which (a) is or becomes available or known publicly or generally in the industry without a breach of this Agreement by Cronos, the Company or their respective Agents, as applicable, (b) was or is subsequently disclosed to the Company or its Agents by a third person or entity that is not known to be prohibited from disclosing the same by a contractual, fiduciary or other legal obligation to Cronos, (c) is or was developed by the Company or its Agents without violation of any obligation under this Agreement or (d) was known to the Company or its Agents prior to being furnished such information by Cronos or its Agents.
          5.      Each party shall be responsible for any breach of this Agreement by any of its Agents, including those who become former Agents after the date hereof.
          6.      Any Confidential Information provided to the Company or its Agents shall be returned (with all copies, extracts or other whole or partial reproductions thereof) to Cronos, and the Company and its Agents shall destroy all analyses, records, compilations, studies, notes or other documents (whether in written, electronic, recorded or other form) prepared by or for the Company which contain or are based on any Confidential Information and provide to the Committee a certificate to the effect that all such Confidential Information has been returned or destroyed as required, all within twenty (20) days of receipt by the Company of a written request therefor from the Committee, provided that the Company may retain one copy of the Confidential Information as needed for audit or regulatory purposes.
          7.      Nothing in this Agreement shall give the Company any right, title, license or interest whatever in or to the Confidential Information (which shall remain at all times the property of Cronos) or in or to any existing or future patents, know-how, inventions or other intellectual property of Cronos.
          8.      If the Company or any of its Agents is requested, or, after consultation with counsel, is required, in any court proceeding (e.g., by oral questions, interrogatories, requests for information or documents, subpoena or the like), by any government agency or authority or by law to disclose any of the Confidential Information, the Company shall, if permitted by law, use its reasonable efforts to promptly so notify the Committee so that Cronos may, at its own expense, seek appropriate protective relief or waive compliance with the applicable provisions of this Agreement for such situation. If Cronos does not obtain such relief on a timely basis, the Company may disclose only that portion of the Confidential Information which, after consultation with counsel, must be disclosed.
          9.      The obligations of the Company not to use or disclose (including not to allow the use or disclosure by its Agents), and to return on request or destroy, the

Fortis Capital Corp.
May 31, 2006

Confidential Information shall continue for a period of two (2) years from the date hereof.
          10.      For a period of two (2) years from the date of this Agreement, the Company shall not solicit for hire as a director, officer, employee, independent contractor, consultant or advisor any person employed by Cronos in an executive or significant managerial, financial, sales, marketing, engineering, research, development, manufacturing or technical position, except (i) with the prior written consent of Cronos, (ii) in so far that such individual responds to a bona fide job advertisement of general circulation made by the Company or any of its affiliates, (iii) if such individual has been terminated by Cronos prior to the commencement of employment discussions between such individual and the Company or any of this affiliates, or (iv) if such individual is submitted to the Company or any of its affiliates by a third-party unaffiliated employment agency, provided neither the Company or any of its affiliates has provided such employment agency any information regarding its interest in such individual.
          11.      The Company understands that Cronos shall endeavor to assure that any Confidential Information or other information provided to the Company will be accurate and relevant for the purposes contemplated by this Agreement but acknowledges that Cronos is not making any representation or warranty as to, and shall not have any liability in regard to, the accuracy or completeness of such Confidential Information or other information.
          12.      The Company acknowledges and agrees that the Committee may establish procedures and guidelines for the submission of proposals with respect to any transaction contemplated by this Agreement and may change those procedures at any time without prior notice. The Company further acknowledges that the Committee, for and on behalf of Cronos, is free to conduct the process leading up to a possible sale of Cronos as the Committee, in its sole discretion, determines, including, without limitation, the negotiation and entering into of any preliminary or definitive agreement with any other person or entity without prior notice to the Company. Unless and until a complete and definitive written agreement for an actual sale and purchase of Cronos between Cronos and the Company have been formally prepared, executed and delivered by both parties, after approval by the Company and by the Committee and by Cronos’ Board of Directors, (a) each has the right, in its sole discretion, to reject any proposal from the other and/or to terminate the Negotiations at any time, and (b) neither will have any further legal obligation of any sort except for the matters specifically agreed to in this Agreement. Only representations and warranties, if any, hereafter made in such definitive agreements shall have any legal effect.
          13.      The Company agrees to advise its Agents who are aware or become aware of the Negotiations and/or to whom Confidential Information is disclosed that United States securities laws prohibit them, as recipients from an issuer of material,

Fortis Capital Corp.
May 31, 2006

non-public information regarding Cronos, from buying or selling securities of Cronos or from communicating such material, non-public information to any other person where it is reasonably likely or foreseeable that such person may purchase or sell common shares of Cronos.
          14.      For the period of two (2) years from the date of this letter set forth above, the Company shall not, alone or through or with any other person or entity, in any manner:
          (a)      without your prior consent, acquire, announce an intention to acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, or enter into any agreement, arrangement or undertaking to acquire, directly or indirectly, by purchase, any direct or indirect interest in any securities or assets of Cronos or any Cronos Partnership or direct or indirect rights, warrants or options to acquire any securities or assets of Cronos or any Cronos Partnership (other than ordinary course commercial dealings with respect to particular assets);
          (b)      solicit, make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) from the shareholders of Cronos or the limited partners of any of the Cronos Partnerships; provided, however, that for the purposes of this Agreement, the term “solicitation” shall include a solicitation where the total number of persons solicited is not more than ten, notwithstanding the exemption of such solicitations from the scope of Regulation 14A by the provisions of Rule 14a-2(b)(2); or become a “participant” (as such term is defined by instruction no. 3 to Item 4 of Schedule 14A) in any solicitation with respect to the Board of Directors of Cronos; or with respect to the General Partner(s) of the Cronos Partnerships; or solicit or execute any written consent in lieu of a meeting of holders of voting securities except to support the nominees for directors of the Board of Directors of Cronos; or call or seek to have called any meeting of the shareholders of Cronos or the limited partners of any of the Cronos Partnerships;
          (c)     (1) act, directly or indirectly, to seek to control, direct or influence the management, Board of Directors, shareholders, policies or affairs of Cronos or the Cronos Partnerships, (2) solicit, propose, seek to effect or negotiate with any other person or entity with respect to any form of business combination transaction with Cronos or the Cronos Partnerships, or any restructuring, recapitalization or similar transaction with respect to Cronos or the Cronos Partnerships, (3) solicit, make or propose to negotiate with any other person or entity with respect to any tender offer, takeover bid or exchange offer for any securities of Cronos or the Cronos Partnerships, (4) disclose an intent, purpose, plan or proposal with respect to Cronos or the Cronos Partnerships, or any securities or assets of Cronos or the Cronos Partnerships, inconsistent with the provisions of this Agreement, including an intent, purpose, plan or proposal that is conditioned or

Fortis Capital Corp.
May 31, 2006

requires Cronos to waive the benefit of or amend any provision of this Section 14, or (5) assist, participate in, facilitate, encourage or solicit any effort or attempt by any person or entity to do or seek to do any of the foregoing; or
          (d)      announce an intention to do, or enter into any arrangement or understanding with others to do, any of the actions restricted or prohibited under paragraphs (a) through (c) of this Section 14.
          The foregoing provisions of this Section 14 do not apply to purchases of securities of Cronos or the Cronos Partnerships by any pension or other retirement fund of the Company made solely for investment purposes without regard to any Confidential Information disclosed in connection with the Negotiations. Nothing in this Section 14 shall prohibit or otherwise prevent the Negotiations, as contemplated by this Agreement, between the Committee and the Company or any ordinary course banking or investment dealings between the Company and Cronos. Each of the restrictions contained in this Section 14 shall lapse with respect to the Company at such time as (x) Cronos enters into a transaction regarding its securities or assets with any person not affiliated with Cronos, or (y) a person not affiliated with Cronos has commenced a formal tender offer to acquire Cronos’ outstanding voting securities.
          15.      Each party agrees that the other party shall not be obligated to pay any fees on such other party’s behalf to any brokers, finders, or other parties claiming to represent such other party in the transaction contemplated by this Agreement.
          16.      In the event of any breach of any provision of this Agreement, the parties acknowledge and agree that money damages may not be a sufficient remedy, and each party shall therefore be entitled to seek equitable relief, including in the form of injunctions and orders for specific performance and without the necessity of posting any bond, in an action instituted in any court having subject matter jurisdiction, in addition to all other remedies available to such party with respect thereto at law or in equity. Notwithstanding anything to the contrary in this Agreement, neither party shall be liable to the other for special, consequential, punitive or exemplary damages under this Agreement. The expiration of any period of time specified in this Agreement is not intended to terminate the rights and obligations of either party hereto in regard to any breaches of this Agreement occurring prior to the expiration of such period, which rights and obligations shall continue. The availability of equitable remedies under the provisions of this Section 16 shall not preclude the availability of money damages in the event that either party violates the terms of this Agreement.
          17.      No failure or delay by either party hereto in exercising in whole or in part any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise or waiver thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or at law or in

Fortis Capital Corp.
May 31, 2006

equity. Either party hereto may at any time waive compliance by the other with any covenant, condition or agreement contained in this Agreement, but only by a written instrument executed by the party expressly waiving such compliance.
          18.      This Agreement shall be governed by, and interpreted and enforced in accordance with, the local laws of the State of California, excluding all conflicts of law rules. The Company and Cronos agree that the non-exclusive venue for the adjudication of any dispute or the enforcement of any rights arising out of this Agreement shall be the courts located in the State of California, and each of the parties hereto consents to and hereby submits to the jurisdiction of any court located in the State of California.
          19.      This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned or otherwise transferred by either party (including by operation of law) without the prior written consent of the other party hereto. No assignment will in any event relieve either party of any of its obligations hereunder without the prior written consent of the other party. The language used in this Agreement was selected by the parties jointly, and no presumptions of legal construction or interpretation are intended to, or shall, apply against either party as the author hereof. If any provision of this Agreement shall be determined to be invalid or unenforceable, it shall not affect the remainder of this Agreement, which shall continue in full force and effect. This Agreement will be executed in two or more counterparts, any or all of which shall constitute one and the same instrument.
          20.      This Agreement supersedes any other representation, warranty, agreement, commitment, arrangement or understanding of any sort whatever, whether written or oral, that may have been made or entered into by either of Cronos or the Company or its Agents relating to the matters contemplated hereby. This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof, and there are no representations, warranties, agreements, commitments, arrangements or understandings except as expressly set forth herein. This Agreement may not be amended orally, but only by a written instrument executed by both parties hereto expressly setting forth such amendment.

[Signature page follows.]

Fortis Capital Corp.
May 31, 2006

          If the foregoing agreement is acceptable, please sign two copies of this letter, and return one to me at The Cronos Group, c/o Cronos Capital Corp., One Front Street, Suite 925, San Francisco, California 94111.

THE CRONOS GROUP
By	/s/ S. Nicholas Walker
S. Nicholas Walker
Chair, Transaction Committee Board of Directors

THE FOREGOING IS HEREBY
ACCEPTED AND AGREED TO:
FORTIS CAPITAL CORP.

By	/s/ Milton J. Anderson

Milt Anderson Managing Director

By	/s/ Menno van Lacum

Menno van Lacum Director